Exhibit 5.a.1



                         PanAmSat Corporation Letterhead



James W. Cuminale
Senior Vice President and
General Counsel



May 5, 1998



Securities and Exchange Commission
Washington, D.C. 20549


Dear Sirs:


     I am the General Counsel of PanAmSat Corporation (the "Company") and have acted as such in connection with the registration by the Company under the Securities Act of 1933, as amended (the "Act"), of 7,456,140 additional shares of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), issuable or transferable in connection with the PanAmSat Corporation Long-Term Stock Incentive Plan Established in 1997 (the "Plan").

     As counsel for the Company, I am familiar with the Restated Certificate of Incorporation of the Company, the Restated By-laws of the Company and the Company's corporate proceedings in respect of the authorization for issuance of Common Stock in connection with the Plan.

     Based upon the foregoing and having regard for legal considerations which I deem relevant, I am of the opinion that when the Registration Statement on Form S-8 with respect to the shares of Common Stock issuable or transferable inconnection with the Plan has become effective under the Act, any and all of such shares of Common Stock, when issued or transferred in accordance with the provisions of the Plan, will be legally and validly issued, fully paid and nonassessable.

     The foregoing opinions are limited to matters involving the Federal laws of the United States, the Delaware General Corporation Law and law of the state of Connecticut, and I do not express any opinion as to the laws of any other jurisdiction.

                                                   Very truly yours,

                                                   /s/ James W. Cuminale

                                                   James W. Cuminale



JWC:clb